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                                                                   Exhibit 10.22

                [LETTERHEAD OF ROYCE INSTRUMENT CORPORATION, USA]


                                DEALER AGREEMENT

THIS AGREEMENT, made as of the commencement date in clause 1 below, is between Royce Instrument Corporation, whose business address is 13555 Gentilly Road, New Orleans, Louisiana 70129, U.S.A. ("Royce") and EURO TECH (FAR EAST) LTD. herein referred to as ("Dealer") .

1. Royce appoints Dealer as its authorized Dealer for the sale, leasing, rental and servicing of the Royce Instruments under the Royce Instrument Corporation label ("Instruments") and accessories in the following area (the "Territory"):

                          HONG KONG AND MAINLAND CHINA

         for the term of 1 YEAR commencing OCTOBER 28, 1998. Said term shall automatically continue thereafter until either party hereto shall notify the other in writing to the contrary at least sixty (60) days before an expiration date stated in such notice. During the term of this Agreement (including any automatic continuation) Royce shall not appoint any other Dealer in the Territory for the Instruments under the Royce Instrument Corporation label.

2. The products manufactured by Royce Instrument Corporation may be offered for sale from time to time under the trade name or trademarks of other companies, i.e. private label. Representative shall have no responsibilities or rights (including commissions) in connection with the sale of such products carrying name plates other than Royce Instrument Corporation. It is understood that Dealer shall not receive commissions on any intercompany orders.

3. Dealer shall do everything reasonably possible actively and continually to promote and encourage the sale, leasing, rental and servicing of the Instruments in the Territory. In particular, Dealer shall establish and maintain an adequate number of competent, trained personnel and maintain an adequate inventory of spare parts to assure prompt service of the Instruments.

4. Dealer shall undertake to translate and print necessary data sheets and operating manuals as required for effective promotion of the product line.


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5.       This agreement does not constitute Dealer as the legal agent of Royce;
         it does not authorize Dealer to transact business in the name of, for, or on account of Royce nor to assume or create any obligations or responsibility binding upon Royce in any way. The rights and privileges of the Dealer under this Agreement may not be assigned, and will not inure to the benefit of any receiver, trustee in bankruptcy, or other legal representative unless consented to in writing by Royce. If Dealer is a firm rather than a natural person, sale of a controlling interest in Dealer or change in the managing personnel of Dealer shall be treated as assignment from Dealer to a third party.

6. Royce will sell, and Dealer will purchase, the Instruments and the accessories, supplies and parts therefore at the prices shown on Royce's standard price list effective at the time of purchase, less a discount of 25%. However, all others are subject to credit and other approval; and Royce shall not be bound thereby unless it accepts such order in writing. Royce intends to offer to Dealer, as products covered by this Agreement, any improvements of existing instruments and any extensions of the Royce Instrument line; provided, however, that Royce reserves the right not to do so if, due to different target markets, different sales method requirements, or other reasonable differences, Royce reasonably believes that Dealer is not the appropriate outlet in the Territory.

7. Royce may, from time to time, issue policy manuals, circular letter and service manuals and bulletins relating to various matters, including but not limited to, new products, national accounts, interterritorial transfers, servicing standards, prices, transfer of installation and warranty charges, tip payments, use of trademarks, advertising (such as Yellow Pages) and the furnishing of general market information to Royce. It is understood and agreed that such manuals, letters and bulletins shall be part of this Agreement. Royce intends to send notice to Dealer of any price increase at least one (1) month prior to the effective date thereof. However this cannot be guaranteed. Dealer shall not rely on the price information in his possession as being binding upon Royce unless such price is guaranteed by Royce in a fixed price contract or fixed price quotation applicable to the transaction in question.


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8.       When purchasing Instruments, accessories, supplies and parts, Dealer agrees to be bound by the normal terms and conditions (including revised versions that Royce may adopt from time to time as new generally applicable terms and conditions), as published to Dealer or as used on Royce's sales forms and invoices.

         All shipments shall be made by Air Parcel Post unless otherwise requested by Dealer at time of purchase request. Dealer may direct shipment through a United States based shipping agent of Dealer's choice. However, this must be specified on the purchase order.

9. During the term of this Agreement, the Dealer shall not act as agent, distributor, representative or manufacturer of, nor will the Dealer sell nor offer for sale, any products which are in anyway competitive with any of the Royce Instruments, without the prior written consent of Royce. Dealer represents that it is not at the time of its signing this Agreement, involved in any agency, distributorship, representation, manufacturing or selling arrangement which may be reasonably considered to infringe the terms of this section and will during the period of this Agreement notify Royce in writing in advance of any agency, distributorship, representation or manufacturing or selling arrangement in which it intends to become engaged which may reasonably be considered to infringe the terms of this section.

10. Royce or Dealer may terminate this Agreement immediately by telegraphic or written notice to the other party if he should be declared bankrupt or insolvent, or have a receiver appointed over his property, or petition for reorganization or other benefits under the applicable Insolvency or Bankruptcy Laws as now or hereafter existing, or if he should make an assignment for the benefit of creditors, or if, after notice and reasonable opportunity to cure, Dealer shall breach any provision of this Agreement or fail to pay sums due and owing to Royce.

11. Acceptance of orders by Royce from Dealer after termination of this Agreement, shall not constitute a renewal of this Agreement or a waiver of Royce's right to treat this Agreement as terminated.

12. Termination of this Agreement shall not release either party from the payment of any sums then owing, or from other unsatisfied obligations.


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13.      In the event of termination of this Agreement, Dealer shall discontinue using the "Royce" or any other Royce Instrument Corp. trade name or trademark. Dealer shall also remove all signs from his place of business, letterheads, calling cards, advertising, telephone listing, etc. which might indicate or imply that Dealer is an authorized representative of Royce. Dealer shall also return all printed matter, engineering data, catalogs, price lists, selling materials, and all other supplies furnished Dealer by Royce.

14. Royce certifies that it has obtained adequate liability insurance for the protection of both Royce and Dealer against potential product liability claims. Dealer agrees to comply with the following procedures regarding product liability occurrences/claims:

         A.       Notify Royce, if there was bodily injury or more than $10,000
                  U. S. dollars property damage, immediately by phone upon learning of a claim or occurrence.

         B. Preserve all information as to witnesses, the occurrence, claim, the product, etc. and write the facts in a memo to Royce Instrument Corporation. Dealer is to mark the memo "Confidential to Counsel."

         C.       Assist the manufacturer in any further investigation required.

15. This agreement supersedes all previous agreements between the parties regarding the distribution of any products of the Royce Instrument Corporation and, this is the complete Agreement. Any waiver of any provision of this Agreement by Royce shall not constitute a waiver of any other provisions, nor shall it be considered a continuing waiver unless otherwise agreed in writing.

16. Any suit or other legal proceeding against Royce under this Agreement shall be brought in a court of competent jurisdiction in the United States of America. Any suit or other legal proceeding against Dealer shall be brought in a court of competent jurisdiction in the Territory.



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17.      If a court or administrative agency of any government exercising jurisdiction over either party shall determine that any provision of this Agreement is unlawful or unenforceable, the provisions not affected by such determination shall remain in effect; provided however, that in such event either party shall have the right to terminate this Agreement in its entirety.


ROYCE INSTURMENT CORPORATION    DEALER:
                                        ---------------------------------------
                                               EURO TECH (FAR EAST) LTD.


BY:       ILLEGIBLE                         BY:    ILLEGIBLE
NAME:     JAMES R. DARTEZ                   NAME:  ALEX SHAM
TITLE:    PRESIDENT                         TITLE: DIRECTOR
DATE:     October 28. 1998                  DATE:  Dec. 18, 1998









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                                    EXHIBIT A

I.       INSTRUMENTS

The products to be handled by the Dealer are those Royce standard Instrument Products defined as follows.:

Dissolved oxygen Analyzers

pH/ORP Analyzers

Suspended Solids Analyzers

Interface Level Analyzers (ILA)


Products not listed above are specifically excluded for sales by Dealer without prior written approval of Royce.



ROYCE INSTURMENT CORPORATION    DEALER:
                                        ---------------------------------------
                                               EURO TECH (FAR EAST) LTD.


BY:       ILLEGIBLE                         BY:    ILLEGIBLE
NAME:     JAMES R. DARTEZ                   NAME:  ALEX SHAM
TITLE:    PRESIDENT                         TITLE: DIRECTOR
DATE:     October 28. 1998                  DATE:  Dec. 18, 1998




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